UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 21, 2005

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS	000-26335	48-1017164
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 21, 2005, Team Financial, Inc. (the Company) appointed Mr. Frank J. Connealy as its Chief Accounting Officer, effective immediately.  For the past nine years, Mr. Connealy, 54, has served as an Executive Vice President, Chief Financial Officer and Chief Operating Officer at Union Bank – a $630 million bank in Kansas City, Missouri.  While at Union Bank, he was responsible for all of the financial and accounting functions of the bank, the management of the investment portfolio, and the asset and liability management of the bank, along with a variety of aspects relating to acquisitions.  Mr. Connealy has a Bachelor’s of Business Administration – Accounting from Wayne State College.

On October 14, 2005, the Company entered into an employment agreement with Mr. Connealy under which he will receive an annual base compensation of $165,000 and a $500 per month automobile allowance, in addition to a one-time $5,000 signing bonus, and a $20,000 year-end bonus in 2005.  Commencing in 2006, he will also receive a minimum of 5,000 stock options in accordance with the 1999 Stock Incentive Plan and he will be eligible for a performance-based bonus of up to 50% of his annual base salary.  Should there be a change in control of the Company, Mr. Connealy’s employment agreement entitles him to an additional 18 months of his base salary.

On November 21, 2005, Team Financial, Inc. issued a press release announcing Mr. Connealy’s appointment as its Chief Accounting Officer.  A copy of the press release is furnished with this report as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1                         Press Release of Team Financial, Inc., dated November 21, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

Date: November 21, 2005	By:	/s/ Michael L. Gibson
Michael L. Gibson
President of Investments and
Chief Financial Officer